IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF MARYLAND
(Northern Division)

FIRST UNITED CORPORATION,

Plaintiff,

v.

DRIVER OPPORTUNITY PARTNERS I LP; DRIVER MANAGEMENT COMPANY LLC; and J. ABBOTT R. COOPER,

Defendants.

Case No. 1:20-CV-2592-RDB

REPLY MEMORANDUM OF LAW
IN SUPPORT OF DRIVER'S MOTION
TO DISMISS FIRST UNITED'S AMENDED COMPLAINT

TABLE OF CONTENTS

Page

INTRODUCTION 1

ARGUMENT 3

I. RULE 12(B)(6) GOVERNS DISMISSALS WHERE A PLAINTIFF HAS NO PRIVATE RIGHT OF ACTION. 3

II. FI § 3-314 DOES NOT GRANT FIRST UNITED A PRIVATE RIGHT OF ACTION. 4

III. FIRST UNITED CANNOT USE THE DECLARATORY JUDGMENT ACT TO CREATE A PRIVATE RIGHT OF ACTION WHERE NONE EXISTS. 11

IV. COUNT II OF THE COMPLAINT MUST BE DISMISSED 12

A. The Claim Is Moot Following Driver's Purchase Of Additional Shares. 12

B. First United Misinterprets Its Bylaws. 14

V. DRIVER DID NOT VIOLATE FI § 3-314. 14

VI. FI § 3-314, AS APPLIED TO DRIVER, IS UNCONSTITUTIONALLY VAGUE 17

CONCLUSION 19

TABLE OF AUTHORITIES

Page

CASES

Akins v. Penobscot Nation,
130 F.3d 482 (1st Cir. 1997) 11

Alexander v. Sandoval,
532 U.S. 275 (2001) 9

Baker v. Montgomery Cty.,
427 Md. 691 (Md. 2012) 9

Blackstone v. Sharma,
461 Md. 87 (Md. 2018) 16

Blincoe v. F.A.A.,
37 F.3d 462 (9th Cir. 1994) 16

Bluefeld v. Cohen,
2017 WL 1546406 (D. Md. Apr. 27, 2017) 4

Bond v. United States,
564 U.S. 211 (2011) 3

Carven v. State Ret. & Pension Sys. of Md.,
416 Md. 389 (Md. 2010) 17

CGM, LLC v. BellSouth Telecommunications, Inc.,
664 F.3d 46 (4th Cir. 2011) 4

Clear Sky Car Wash LLC v. City of Chesapeake,
743 F.3d 438 (4th Cir. 2014) 9

Connally v. General Constr. Co.,
269 U.S. 385 (1926) 17

Cort v. Ash,
422 U.S. 66 (1975) 9

Cty. Republican Party Exec. Comm. v. Greenville Cty. Election Comm'n,
604 F. App'x 244 (4th Cir. 2015) 13

Fangman v. Genuine Title, LLC,
2016 WL 3027525 (D. Md. May 27, 2016) 4, 10

TABLE OF AUTHORITIES
(continued)

Page

Fangman v. Genuine Title, LLC,
447 Md. 681 (Md. 2016)....................6

FCC v. Fox Television Stations, Inc.,
132 S. Ct. 2307 (2012)....................17

Flynn v. Everything Yogurt,
1993 WL 454355 (D. Md. 1993)....................10

Former Special Project Employees Ass'n v. City of Norfolk,
909 F.2d 89 (4th Cir. 1990)....................6

Goldfarb v. Mayor & City Council of Baltimore,
791 F.3d 500 (4th Cir. 2015)....................3, 8

Gonzaga Univ. v. Doe,
536 U.S. 273 (2002)....................9

Grayned v. City of Rockford,
408 U.S. 104 (1972)....................18

Harris Cty. Tex. v. MERSCORP Inc.,
791 F.3d 545 (5th Cir. 2015)....................12

Hartz v. Liberty Mut. Ins. Co.,
269 F.3d 474 (4th Cir. 2001)....................6

Howard Oaks, Inc. v. Maryland Nat. Bank,
810 F. Supp. 674 (D. Md. 1993)....................7

Jacobsen v. Towers Perrin Forster & Crosby, Inc.,
2006 WL 3147732 (D. Md. Oct. 31, 2006)....................4

Korangy v. FDA,
498 F.3d 272 (4th Cir. 2007)....................11

Lexmark Int'l v. Static Control Components, Inc.,
572 U.S. 118 (2014)....................3

Lockhart v. United States,
136 S. Ct. 958 (2016)....................14

Magan v. Med. Mutual Liab. Ins. Soc'y of Md.,
331 Md. 535 (Md. 1993)....................4

TABLE OF AUTHORITIES
(continued)

Page

Marland v. Safeway, Inc.,
65 F. App'x 442 (4th Cir. 2003) 7

Maryland Aviation Admin. v. Noland,
386 Md. 556 (Md. 2005) 6

Mason-Dixon Bancshares, Inc. v. Anthony Investments Inc.,
1997 WL 33482710 (D. Md. Mar. 3, 1997) 8, 11, 13

McKesson Corp. v. Derdiger,
793 A.2d 385 (Del. Ch. 2002) 12

In re Mun. Mortg. & Equity, LLC, Sec. & Derivative Litig.,
876 F. Supp. 2d 616 (D. Md. 2012) 3

Nat'l Credit Union Admin. Bd. v. Nomura Home Equity Loan, Inc.,
764 F.3d 1199 (10th Cir. 2014) 16

National Federation of the Blind v. U.S. Department of Education,
407 F. Supp. 3d 524 (D. Md. 2019) 4

North Cty. Commc'ns Corp. v. Cal. Catalog & Tech.,
594 F.3d 1149 (9th Cir. 2010) 12

Philips v. Pitt Cty. Mem'l Hosp.,
572 F.3d 176 (4th Cir. 2009) 3

Quality Auto. Co. v. Signet Bank Maryland,
983 F.2d 1057 (4th Cir. 1993) 8

Quality Auto. Co. v. Signet Bank Maryland,
775 F. Supp. 849 (D. Md. 1991) 7

Qwest Commc'ns Corp. v. Maryland-Nat'l Capital Park & Planning Comm'n,
2010 WL 1980153 (D. Md. May 13, 2010) 7

Reg'l Mgmt. Corp. v. Legal Servs. Corp.,
186 F.3d 457 (4th Cir. 1999) 4

Robinson v. Balt. Police Dep't,
424 Md. 41 (Md. 2011) 15

SAS Inst., Inc. v. World Programming Ltd.,
874 F.3d 370 (4th Cir. 2017) 13

TABLE OF AUTHORITIES
(continued)

Page

Schilling v. Rogers,
363 U.S. 666 (1960) 11

Schleifer by Schleifer v. City of Charlottesville,
159 F.3d 843 (4th Cir. 1998) 18

Scull v. Groover, Christie & Merritt, P.C.,
435 Md. 112 (Md. 2013) 10

Sosa v. Alvarez-Machain,
542 U.S. 692 (2004) 5

Staley v. Americorp Credit Corp.,
164 F. Supp. 2d 578 (D. Md. 2001) 10

Sugarloaf Citizens Ass'n, Inc. v. Gudis,
78 Md. App. 550 (Md. Ct. Spec. App. 1989) 6

Touche Ross & Co. v. Redington,
442 U.S. 560 (1979) 9

United States v. Bajakajian,
524 U.S. 321 (1998) 11

Univ. of Cincinnati v. Bowen,
875 F.2d 1207 (6th Cir. 1989) 14

Volvo Grp. N. Am., LLC v. Int'l Union United Auto. Aerospace & Agric. Implement Workers of Am.,
451 F. Supp. 3d 570, 576 (W.D. Va. 2020) 11

Walton v. Mariner Health of Md., Inc.,
391 Md. 643 (Md. 2006) 5

STATUTES

12 U.S.C. § 1841 16

TABLE OF AUTHORITIES
(continued)

Page

Maryland Financial Institutions Code Article
§ 2-115 9
§ 2-116 9
§ 3-314 .... *passim*
§ 5-807 ....7, 8
§ 9-216 18
§ 11-517 10

RULES AND REGULATIONS

12 C.F.R. § 225.2(e)(1) 16

17 C.F.R. § 240.13d-1(a) 15

Fed. R. Evid. 201(b) 3

Fed. R. Civ. P. 12(b)(6) 3

OTHER AUTHORITIES

1A C.J.S. *Actions* § 55 4

68 Md. Op. Atty. Gen. 75, 1983 WL 179176 (July 14, 1983) 16

A. Scalia & B. Garner, READING LAW: THE INTERPRETATION OF LEGAL TEXTS (2012) 5, 14

Anthony G. Amsterdam, *The Void-For-Vagueness Doctrine in the Supreme Court*, 109 U. PA. L. REV. 67 (1960) 18

Philip M. Moremen, *Costs and Benefits of Adding A Private Right of Action to the World Trade Organization and the Montreal Protocol Dispute Resolution Systems*, 11 UCLA J. INT'L L. & FOREIGN AFF. 189 (2006) 5

INTRODUCTION

On the eve of the election for its board of directors, First United filed the predecessor to the instant suit in an attempt to undermine Driver's nominations and voting rights. That election has come and gone, yet First United continues its effort to silence a vocal shareholder. Having now abandoned its original theory seeking to "enforce" a one-page advisory letter from the Commissioner of Financial Regulation that had no effect, First United's second incarnation seeks to have *itself* wield authority committed to the Commissioner to strip away Driver's voting rights under Financial Institutions Code Article ("FI") § 3-314.

First United's bid to invade the Commissioner's province must be rejected. Section 3-314 does not provide private parties with a right of action; it commits enforcement power to the Commissioner, only. Unsatisfied with the Commissioner's refusal to pursue a supposed violation by Driver using any of the means available to him, First United seeks to substitute its own judgment as prosecutor, judge, and jury (and for good measure, executioner). Under First United's theory, it is free to declare a violation and enforce a so-called "mandatory" penalty against a minority interest whenever a shareholder voices dissent. To First United, the Commissioner's decision to abandon his inquiry makes no difference. Nor does the Commissioner's subsequent finding that Driver's ownership interest is neither anticompetitive nor threatening to the safety or soundness of the bank—the central considerations for which the statute was enacted. To be sure, nothing in the statute's text or legislative history supports First United's unprecedented, power-grabbing position, and no court has ever endorsed such a strained reading of FI § 3-314.

The statute's regulatory scheme assigns pre-clearance responsibility to the Commissioner, not to First United. It is the Commissioner's opinion that counts, not First United's. It does not matter whether First United believes its own rhetoric, or whether it thinks it has a "plausible basis" to believe the Commissioner should have found a violation. The Commissioner never found that

Driver violated any law, and tellingly, he has refused to pursue First United's theory any further. Simply put, First United's opinion does not matter. There is good reason the Maryland General Assembly did not provide the bank with a private right of action. Otherwise, banks and bank holding companies would try to use the statute as a tactical weapon in proxy contests—precisely as First United is demonstrating by this action. Entertaining First United's theory would undermine the Commissioner's prosecutorial discretion and consent decree, as well as the legislature's carefully crafted enforcement scheme.

On the merits, the Commissioner was right to close his investigation without finding that Driver violated FI § 3-314 by purchasing 5% of FUNC's common stock in the open market—and his decision is entitled to deference. The pre-clearance provision is triggered only when a shareholder controls 25% of the bank's voting stock or when the acquisition "will affect the power to direct or to cause the direction of the management or policy" of the bank. So what matters is whether the acquisition carries with it the power to change direction, not whether a shareholder desires to "affect" management decisions. Any shareholder who nominates director candidates obviously attempts to "affect" management or policy, but absent a controlling interest, FI § 3-314 is inapplicable. Driver's 5% interest comes nowhere close to a controlling interest, and the text and legislative history of FI § 3-314 reinforce that the Commissioner made the right call. First United's position renders the statute unconstitutionally vague.

Whereas Count I wrongly asserts that First United may privately enforce what the Commissioner has declined to pursue, Count II goes the additional step of dispensing with legal process entirely. First United says that its articles and bylaws authorize the company to determine on its own that a shareholder is not "entitled to vote," based solely on the company's claimed belief that Commissioner pre-approval was required, without regard to whether the Commissioner

agrees.[1] The absence of a Section 3-314 violation is fatal to First United's nomination count, even under the bank's strained reading of its bylaws. And that reading—which the Securities and Enforcement Commission felt compelled to challenge[2]—flies in the face of established canons of interpretation instructing that *any* shareholder may nominate director candidates. Regardless, the bank does not even try to challenge the validity of Driver's additional shares, thereby conceding the mootness of any supposed dispute as to future nominations.

As detailed below, the Court should dismiss this action for failure to state a claim.

ARGUMENT

I. RULE 12(B)(6) GOVERNS DISMISSALS WHERE A PLAINTIFF HAS NO PRIVATE RIGHT OF ACTION.

Dismissal for lack of a private right of action does not raise jurisdictional issues, *see* Pl.'s Opp. ("Opp.") at 10–11, 17–22. Whether First United has a private right of action under FI § 3-314 "goes to the merits" of the case, not to the Court's jurisdiction. *See Bond v. United States*, 564 U.S. 211, 218–19 (2011); *accord Lexmark Int'l v. Static Control Components, Inc.*, 572 U.S.

---

[1] According to First United, the fact that Driver never sought pre-approval means that "Driver's 360,637 shares were ineligible to be voted at the meeting, and Driver could not, under the Bylaws, nominate director candidates." Opp. at 23. So while the bank concedes that its analysis depends on a finding by *someone* that Driver actually violated FI § 3-314, it asserts that *First United* is the proper entity to determine whether such a violation occurred.

[2] In a footnote, First United broadly challenges the Court's ability to take judicial notice of certain SEC filings and the Commissioner's determination approving Driver's purchase of additional FUNC stock. Opp. at 5 n. 1. It is appropriate to take judicial notice of "the content of SEC filings, to the extent that this establishes that the statements therein were made, and the fact that these documents were filed with the agency." *In re Mun. Mortg. & Equity, LLC, Sec. & Derivative Litig.*, 876 F. Supp. 2d 616, 653 n. 7 (D. Md. 2012). And it is settled that courts "may properly take judicial notice of matters of public record" at this stage. *Philips v. Pitt Cty. Mem'l Hosp.*, 572 F.3d 176, 180 (4th Cir. 2009); *see also Goldfarb v. Mayor & City Council of Baltimore*, 791 F.3d 500, 508 (4th Cir. 2015) (A "court may judicially notice a fact that . . . can be accurately and readily determined from sources whose accuracy cannot reasonably be questioned.") (citing Fed. R. Evid. 201(b)). The Court may consider the cited SEC filings as well as authentic public records from Maryland public officials, *i.e.*, Mot. to Dismiss, Scherr Decl. Exs. A–G, P–W.

118, 128 n. 4 (2014) (though sometimes called "statutory standing," the question whether a plaintiff has a right of action "does not implicate subject-matter jurisdiction"). "A dismissal for lack of statutory standing is effectively the same as a dismissal for failure to state a claim." *CGM, LLC v. BellSouth Telecommunications, Inc.*, 664 F.3d 46, 52 (4th Cir. 2011).

First United's citation to *National Federation of the Blind v. U.S. Department of Education*, 407 F. Supp. 3d 524, 529–30 (D. Md. 2019), is inapposite because that decision concerned Article III standing. This distinction matters. Here, the absence of a valid cause of action simply "does not implicate subject-matter jurisdiction," *Bluefeld v. Cohen*, 2017 WL 1546406, at *4 (D. Md. Apr. 27, 2017), and Driver does not challenge the Court's constitutional authority. The Court should therefore resolve this motion under Rule 12(b)(6). *E.g.*, *Fangman v. Genuine Title, LLC*, 2016 WL 3027525, at *3 (D. Md. May 27, 2016) (dismissing case under Rule 12(b)(6) because Maryland statute "did not contain a private right of action") (Bennett, J.); *Jacobsen v. Towers Perrin Forster & Crosby, Inc.*, 2006 WL 3147732, at *3 (D. Md. Oct. 31, 2006) (Bennett, J.).

II. FI § 3-314 DOES NOT GRANT FIRST UNITED A PRIVATE RIGHT OF ACTION.

First United fails to meet its burden to show that the Maryland General Assembly intended to create a private right of action under FI § 3-314. *See Reg'l Mgmt. Corp. v. Legal Servs. Corp.*, 186 F.3d 457, 462 (4th Cir. 1999) (plaintiff bears the burden of showing an intent by legislature to create a right of action); *see also* 1A C.J.S. *Actions* § 55 ("party asserting a right of action bears the burden of establishing the required legislative intent"). Nothing in the statute's text or legislative history indicates that the legislature intended to provide a private right of action, and Maryland courts are "reluctant to find an implied grant of a private cause of action" where the statute bears no mention of one. *See Magan v. Med. Mutual Liab. Ins. Soc'y of Md.*, 331 Md. 535, 546 n. 4 (Md. 1993). First United's argument, based on a strained reading of FI § 3-314, runs contrary to the bedrock proposition that violations of legislative enactments that regulate

someone's conduct ordinarily do not create private rights of action. *See Sosa v. Alvarez-Machain*, 542 U.S. 692, 727 (2004) ("The creation of a private right of action raises issues beyond the mere consideration whether the underlying primary conduct should be allowed or not, entailing, for example, a decision to permit enforcement without the check imposed by prosecutorial discretion."); *Walton v. Mariner Health of Md., Inc.*, 391 Md. 643, 669 (Md. 2006) ("In the absence of that statutory directive, we think it is not appropriate to expand the statute to include remedies that were not specified.").

Section 3-314 is silent on providing private parties a right of action, so First United's proclamation that the "text and structure strongly indicate the Legislature's intent to create [one]" is fiction, *see* Opp. at 12. In general, "a matter not covered is to be treated as not covered"—a principle "so obvious that it seems absurd to recite it." A. Scalia & B. Garner, READING LAW: THE INTERPRETATION OF LEGAL TEXTS 93 (2012). Nowhere in FI § 3-314 even hints at providing the bank with a private right of action. The statute states only that "[t]he Commissioner may deny approval for a stock acquisition that the Commissioner determines to be anticompetitive or to threaten the safety or soundness of a banking institution"—period. FI § 3-314(d). Therefore, it is only the Commissioner who possesses any enforcement authority.

The supposedly mandatory nature of the penalty changes nothing about who can establish liability under FI § 3-314. The Commissioner here exercised his "prosecutorial discretion," *see Sosa*, 542 U.S. at 727, and decided to settle and close the investigation "without any conclusive findings or determination . . . that a violation of FI § 3-314 has occurred." Mot. to Dismiss, Ex. I (Final Order and Consent Decree) ¶ 4. To grant First United a private right of action would undermine the Commissioner's authority and "hamper settlement of disputes . . . by creating the potential that a settled dispute [by the Commissioner] could be re-opened by others," *see* Philip

M. Moremen, *Costs and Benefits of Adding A Private Right of Action to the World Trade Organization and the Montreal Protocol Dispute Resolution Systems*, 11 UCLA J. INT'L L. & FOREIGN AFF. 189, 212 (2006). First United's approach also goes against the Commissioner's subsequent finding that a purchase by Driver increasing its FUNC shares to 5.38% "is not anticompetitive and does not threaten the safety and soundness of a banking institution," Mot. to Dismiss, Ex. P (Commissioner's Authorization Letter) at 1–2. First United cannot upset or "circumvent Maryland's established administrative process for dealing with" such enforcement, *see Hartz v. Liberty Mut. Ins. Co.*, 269 F.3d 474, 475 (4th Cir. 2001), and the Commissioner's decision to conclude the case without finding a violation is entitled to heightened deference. *Maryland Aviation Admin. v. Noland*, 386 Md. 556, 575 (Md. 2005) ("[T]he courts owe a higher level of deference to functions specifically committed to the agency's discretion.").

First United has not cited *any* legislative history to support its position that the General Assembly intended to provide banks with a private right of action under FI § 3-314. It instead hopes that the "sparsity of legislative history" be construed in its favor, *see* Opp. at 12 n. 5. But that's not how a party meets its burden to establish statutory standing. The Maryland Court of Appeals recently made clear to this Court—in answering a certified question whether Real Property § 14-127 provides a private right of action—that "silence within the legislative history as to a private cause of action reinforces the decision *not to find such a right* implicitly." *Fangman v. Genuine Title, LLC*, 447 Md. 681, 713 (Md. 2016) (emphasis added). Indeed, the Fourth Circuit has warned that "implying a private right of action on the basis of [legislative] silence is a hazardous enterprise." *Former Special Project Employees Ass'n v. City of Norfolk*, 909 F.2d 89, 93 (4th Cir. 1990); *see also Sugarloaf Citizens Ass'n, Inc. v. Gudis*, 78 Md. App. 550, 557 (Md. Ct. Spec. App. 1989) ("Where the legislative history does not indicate any discussion whatsoever

as to whether a statute gives rise to such a right, the fact that the ordinance is silent would weigh heavily against an intent . . . to create a private cause of action."); *accord Qwest Commc'ns Corp. v. Maryland-Nat'l Capital Park & Planning Comm'n*, 2010 WL 1980153, at *10 (D. Md. May 13, 2010) (silence in text and legislative history "weigh[] heavily against any private right of action"). First United cannot meet its burden by pulling from thin air.

Calling unrelated cases and *dicta* "precedent," *see* Opp. at 13–17, First United relies on two district court decisions to prop up its theory. Neither works. In *Quality Automotive Co. v. Signet Bank/Maryland*, an abrogated, 30-years old case, the district court found that plaintiff had sufficiently pleaded (1) a claim for breach of good faith in commercial dealings and (2) a private claim under FI § 5-807, which provides that a banking institution may not "[i]ssue an advertisement or make a representation that is false, misleading, or deceptive" and "[e]ngage in an act or practice that is anticompetitive, unfair, deceptive, or injurious to public interest." 775 F. Supp. 849, 854 (D. Md. 1991). The first part of the court's holding was abrogated by the Fourth Circuit in *Marland v. Safeway, Inc.*, 65 F. App'x 442 (4th Cir. 2003). *See also Howard Oaks, Inc. v. Maryland Nat. Bank*, 810 F. Supp. 674, 677 (D. Md. 1993) ("the undersigned disagrees with the decision . . . in *Quality Automotive*.") And the Fourth Circuit did not endorse the second part of that holding either, instead deferring to Maryland state courts "the issue of whether a private right of action exists under § 5-807." *Quality Auto. Co. v. Signet Bank Maryland*, 983 F.2d 1057 n. 6 (4th Cir. 1993). Furthermore, the *Quality Automotive* defendant had conceded that FI § 5-807—an inapplicable and irrelevant statute in the present case—is intended to protect consumers, and the district court, taking the complaint as true, recognized that a consumer cause of action under § 5-807 provides the *injured* plaintiff with a remedy. *Quality Auto.*, 775 F. Supp. at 854. Here, First United does not (and cannot) claim any injury from the Commissioner issuing his safety-and-

soundness approval after rather than prior to Driver purchasing FUNC stock. It concedes as much. *Compare* Opp. at 12 n. 4 ("First United is not seeking [compensatory] damages," only relief, if any, under FI § 3-314) *with Quality Auto.*, 775 F. Supp. at 853–54 (seeking civil remedy and punitive damages). In any event, no court appears to have cited *Quality Automotive* with approval and no other court has recognized a private cause of action under FI § 5-807.

First United also cites *dicta* from *Mason-Dixon Bancshares, Inc. v. Anthony Investments Inc.*, 1997 WL 33482710 (D. Md. Mar. 3, 1997), for "further support." Opp. at 16–17. Contrary to First United's assertion, the *Mason-Dixon* court most certainly did not "implicitly find" or otherwise "recognize" that a private right of action existed under FI § 3-314. Instead, the court observed that the question whether a private right of action existed was not before it. *Mason-Dixon*, 1997 WL 33482710 at *18 n. 3 ("The other Counts in the complaint were not offered as a basis for preliminary injunctive relief as presented by Mason-Dixon . . . . In Counts IV and V Mason-Dixon alleges violations of the Financial Institutions section of the Maryland Code, specifically §§ 5-901 *et seq.* and 3-314.").[3] The court merely stated that, at the time of the decision, neither "the Maryland Commissioner [nor] this Court" had determined whether a violation of FI § 3-314 had in fact occurred. *Id.* at *17. Importantly, the court noted that there was "little likelihood that the stocks will be declared non-voting," *see id.*, and such a remedy, to invalidate and

---

[3] The defendants in *Mason-Dixon* separately moved to dismiss Counts IV and V on the grounds that no private right of action existed, but Judge Blake had not yet considered that motion at the time. *Mason-Dixon*, 1997 WL 33482710 at *18 n. 3 ("Counts IV and V are the subject of defendants['] pending motion to dismiss. The court will rule on this motion in a separate opinion."); *accord* Mem. of Law in Support of Defs.' Mot. to Dismiss, *Mason-Dixon Bancshares, Inc. v. Anthony Investments Inc.*, Case No. 96-cv-3836-CCB, ECF No. 13 (entered Jan. 8, 1997), a copy of which is attached hereto as **Exhibit 1**. The parties subsequently settled the case before any ruling on the pending motion. *See id.*, Mem. Approving Settlement Agreement and Dismissal Order, ECF Nos. 49 & 50 (entered June 23, 1997). The Court may take judicial notice of such public records. *Goldfarb*, 791 F.3d at 508.

disenfranchise votes, "is considered extreme," *id.* at *9. The FI Code contemplates that the Commissioner may enforce the statute administratively or by bringing an action in the circuit court, *see* FI §§ 2-115, 2-116, and the Commissioner here affirmatively decided to do neither.

First United has failed to meet its burden to establish that it has a private right of action; it has no support from the statute's text, legislative history, or any court cases. So contrary to what Plaintiff says, *see* Opp. at 11, this Court does not need apply the other *Cort v. Ash* factors because "neither the statute nor the legislative history reveals a [legislative] intent to create a private right of action for the benefit of the plaintiff." *See Baker v. Montgomery Cty.*, 427 Md. 691, 710 (Md. 2012); *cf.*, *e.g.*, *Clear Sky Car Wash LLC v. City of Chesapeake*, 743 F.3d 438, 444 (4th Cir. 2014) ("To create a private right of action, Congress must 'speak with a clear voice' and the statute must 'unambiguously' express the intent 'to create not just a private right but also a private remedy.'") (quoting *Gonzaga Univ. v. Doe*, 536 U.S. 273, 280–84 (2002)). This should end the inquiry. *Id.*

Indeed, the Supreme Court has clarified since *Cort v. Ash*, 422 U.S. 66 (1975), that whether a legislature intended to provide a private right of action—which is one of the *Cort* factors—is "[t]he central inquiry," and that the other three factors are entitled to considerably less weight. *Touche Ross & Co. v. Redington*, 442 U.S. 560, 575–76 (1979); *see also Alexander v. Sandoval*, 532 U.S. 275, 286–87 (2001) ("Statutory intent . . . is determinative. Without it, a cause of action does not exist and courts may not create one, no matter how desirable that might be as a policy matter, or how compatible with the statute.") (citations omitted). Here, the text of FI § 3-314 does not specifically identify a class for whose benefit it was enacted. It simply provides the Commissioner with criteria on which he "may deny approval for stock acquisition" if "the Commissioner determines [it] to be anticompetitive or [ ] threaten[s] the safety or soundness of a banking institution." FI § 3-314(d). The statute does not go any further as to identify the bank as

the beneficiary class, so First United's speculation, *see* Opp. at 11–12, is just that—speculation. Nonetheless, assuming that First United were "in a class of individuals who arguably receive benefit of [the statute]," courts should still give substantial weight to the "statute's plain language, legislative history, and legislative scheme/purpose to determine whether the General Assembly intended to create a private right of action." *Fangman*, 447 Md. at 705–06; *see also*, *Scull v. Groover, Christie & Merritt, P.C.*, 435 Md. 112, 123–24 (Md. 2013) (finding no implied private right of action even though plaintiff was a member of the class for whose benefit the statute at issue was enacted). The *Cort* factors weigh against finding a private right of action here.

Providing First United a private right of action would frustrate FI § 3-314's enforcement scheme and challenge the Commissioner's decision to close the investigation into Driver without any finding of violation. *See* Defs.' Mem. of Law at 16–18. Section 3-314(d) specifically gives "[t]he Commissioner" the authority to determine whether a stock acquisition is "anticompetitive or [ ] threaten[s] the safety or soundness of a banking institution." *Cf.*, *e.g.*, *Flynn v. Everything Yogurt*, 1993 WL 454355, at *6–7 (D. Md. 1993) (holding no implied private right of action in the Maryland Franchise Disclosure Law because it would be inconsistent with a legislative scheme that left enforcement to the Securities Commissioner and Attorney General except in the limited cases where a private cause of action is explicitly created). So giving First United or any other bank the right to strip away a dissident shareholder's voting rights for five years would undermine the Commissioner's prosecutorial discretion to "not issue[] any formal charges," *see* Mot. to Dismiss, Ex. I ¶ 2. And it would open the door to private parties enforcing the entire Financial Institution Article without proper checks. *Cf. Staley v. Americorp Credit Corp.,* 164 F. Supp. 2d 578, 580 (D. Md. 2001) (finding no private right of action because FI § 11-517 gives the Commissioner enforcement authority). If First United has its way, there would be no logical

stopping point to its infringement of the Commissioner's power. This Court should not allow First United to use the judicial process to second-guess the Commissioner's decision.[4] First United has failed to meet its burden to show that it has a private right of action under FI § 3-314.

III. FIRST UNITED CANNOT USE THE DECLARATORY JUDGMENT ACT TO CREATE A PRIVATE RIGHT OF ACTION WHERE NONE EXISTS.

The Declaratory Judgment Act does not save First United's case. Plaintiff's complaint and the relief sought are premised on a supposed violation of FI § 3-314. Because the Declaratory Judgment Act does not create a substantive cause of action, *Schilling v. Rogers*, 363 U.S. 666, 677 (1960), a plaintiff must "first identify a private right of action." *See Volvo Grp. N. Am., LLC v. Int'l Union United Auto. Aerospace & Agric. Implement Workers of Am.*, 451 F. Supp. 3d 570, 576 (W.D. Va. 2020). That is, parties "must rely on an independent source for their claims." *Akins v. Penobscot Nation*, 130 F.3d 482, 490 n. 9 (1st Cir. 1997). Here, First United attempts to meet this burden by framing the declaratory nature of its suit as one involving "important internal corporate matters" integral to "First United's ability to conduct its internal affairs [and] discharge its obligations to stockholders." *See* Opp. at 18–20. First United's logic is circular, at best. Its dispute, however framed, depends on a finding that Driver violated FI § 3-314. To answer that question, the bank must first show that it has a private right of action, and First United has failed

[4] An automatic five-year voting ban would be disproportionate to the offense, if any, and would be "extreme" as applied to Driver, *see Mason-Dixon*, 1997 WL 33482710, at *9. *Cf. United States v. Bajakajian*, 524 U.S. 321, 334 (1998) ("The touchstone of the constitutional inquiry under the Excessive Fines Clause is the principle of proportionality: The amount of the forfeiture must bear some relationship to the gravity of the offense that it is designed to punish."); *Korangy v. FDA*, 498 F.3d 272, 277 (4th Cir. 2007) ("[C]ivil sanctions may fall within the scope of the [Eighth] [A]mendment."). Here, the Commissioner subsequently approved Driver increasing its shares to 5.38% because—in the Commissioner's judgment—that level of holding by Driver is not "anticompetitive" and does not "threaten the safety or soundness of a banking institution." Mot. to Dismiss, Ex. P at 1–2. First United also does not allege any harm as a result of any supposed FI § 3-314 violation.

to do so. It is not enough, as First United contends, that there are "[a]ctual disputes between the parties," *see id.* at 18. Courts have rejected that precise argument. *E.g.*, *Harris Cty. Tex. v. MERSCORP Inc.*, 791 F.3d 545, 552 (5th Cir. 2015) ("[Plaintiffs] believe that the Declaratory Judgment Act provides a right to relief because there is an 'actual controversy.' This argument is flawed because the Declaratory Judgment Act alone does not create a federal cause of action."); *North Cty. Commc'ns Corp. v. Cal. Catalog & Tech.*, 594 F.3d 1149, 1156–60 (9th Cir. 2010) (dismissing declaratory judgment action because without a predicate FCC ruling on the lawfulness of the underlying activity, there was no private right of action and the Declaratory Judgment Act alone could not serve as the basis for jurisdiction).

First United's citation to *McKesson Corp. v. Derdiger*, 793 A.2d 385, 386–87 (Del. Ch. 2002), is inapposite because that case did not depend on the plaintiff first establishing a private right of action; it concerned only setting a valid record date for an upcoming shareholder meeting. Simply put, First United cannot use the Declaratory Judgment Act to manufacture a private right of action where none exists.

IV. COUNT II OF THE COMPLAINT MUST BE DISMISSED.

A. <u>The Claim Is Moot Following Driver's Purchase Of Additional Shares</u>.

In Count II, First United seeks a declaration that Driver "is ineligible or unable to nominate candidates for election to the Board at any meeting of shareholders . . . at the 2020 Meeting and at future meetings" in the next five years. FAC at 20–21. First United claims that because Driver is not "entitled to vote" (assuming a violation of FI § 3-314), its Bylaws preclude Driver nominating directors. But regardless of that determination, Driver is entitled to vote and nominate directors. After the 2020 Meeting and the First United's filing of this suit, Driver received clearance from the Commissioner to purchase up to 15,000 additional shares of FUNC. Mot. to Dismiss, Ex. P. Driver subsequently bought 100 shares of FUNC on the open market, *id.*, Ex. Q.

Under First United's interpretation of its own Bylaws, Driver's newly purchased shares—unaffected by the result of this lawsuit one way or another—grant Driver the right to nominate candidates for election to the Board at future meetings. Driver's new shares constitute a change in circumstances that prevents First United from benefiting from declaratory relief under Count II, rendering that claim moot. *See Cty. Republican Party Exec. Comm. v. Greenville Cty. Election Comm'n*, 604 F. App'x 244, 252 (4th Cir. 2015). "[T]he legal resolution of" Count II "would have no effect on the relief afforded the parties" as to Driver's right to nominate director candidates in the future. *SAS Inst., Inc. v. World Programming Ltd.*, 874 F.3d 370, 389–90 (4th Cir. 2017). Though First United argues that there "remains a live controversy," Opp. at 23, the Fourth Circuit has held "[a]bsent a practical effect on the outcome of this case," a claim "is moot." *Id.* at 389–90 ("[A]lthough the parties may desire that we render an opinion to satisfy their demand for vindication or curiosity about who's in the right and who's in the wrong, that is insufficient to justify federal judicial resolution."). Here, regardless of the outcome of this case, Driver's newly purchased shares enable it to vote and nominate. Count II is therefore moot and should be dismissed.[5]

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[5] For mootness purposes, it is irrelevant that Driver filed a separate suit seeking damages for, *inter alia*, breach of fiduciary duties and abuse of process. At the time of the June 2020 annual meeting, no one—not the Commissioner, this Court, or the Circuit Court of Garrett County (or even First United itself under some self-proclaimed authority)—had found Driver in violation of FI § 3-314 and purported to invalidate its shares. So even if First United had a private right of action (it does not), it did not bring that action sufficiently in advance of the meeting to obtain a ruling on its theory, and it did not seek preliminary injunctive relief (as the *Mason-Dixon* plaintiff had). Indeed, the SEC instructed First United to clarify in its proxy statement that in the event the Commissioner does not make a determination prior to the meeting, then Driver's votes and nominations will count. *See* Mot. to Dismiss, Ex. V (SEC Letter to FUNC). First United cannot invalidate nominations that were proper and lawful at the time based on *post hoc* adjudication.

B. First United Misinterprets Its Bylaws.

Even if Count II were not moot, First United's strained interpretation of its bylaws must be rejected. Article II, Section 4 of the company's Bylaws states: "Nomination for election of members of the Board of Directors may be made by the Board of Directors or [1] by any stockholder [2] of any outstanding class of capital stock of the Corporation [3] entitled to vote for the election of Directors." FAC ¶ 24, Ex. 3. At issue is whether the right to nominate director candidates is held by any holder of a *class* entitled to vote (Driver's interpretation) or any *holder*, irrespective of class, who is entitled to vote (First United's interpretation). Put differently, does (3) modify (1) or (2)?

Under the last-antecedent canon, "a limiting clause or phrase . . . should ordinarily be read as modifying only the noun or phrase that it immediately follows." *Lockhart v. United States*, 136 S. Ct. 958, 962 (2016); *see also* A. Scalia & B. Garner, READING LAW: THE INTERPRETATION OF LEGAL TEXTS at 144–46. Thus, in Article II, Section 4 of the Bylaws, the phrase "entitled to vote" modifies the phrase directly preceding it: "of any outstanding class of capital stock of the Corporation." Contrary to First United's assertion, *see* Opp. at 34–35, its interpretation is not entitled to deference because it is contrary to the plain meaning of the bylaws. *Cf.*, *e.g.*, *Univ. of Cincinnati v. Bowen*, 875 F.2d 1207, 1212 (6th Cir. 1989) ("Because the Secretary's interpretation is inconsistent with the plain meaning of its Medicare regulations, it is not entitled to deference."). Accordingly, "any stockholder"—including Driver—may make "[n]ominations for election of members of the Board of Directors." FAC ¶ 24 & Ex. 3.

V. DRIVER DID NOT VIOLATE FI § 3-314.

Rather than engaging with the statute's text and legislative history, as Driver does (Defs.' Mem. of Law at 25–31), First United asks the Court to apply procedures and definitions from separate jurisdictions (federal SEC) and separate contexts (reporting disclosure, *i.e.*, not clearance)

to concoct what is, to First United, a workable framework to apply FI § 3-314(a)(3)(i). At issue is whether Driver's 5% ownership of FUNC shares "will affect the power to direct or to cause the direction of the management or policy of any banking institution or bank holding company," FI § 3-314(a)(3)(i). First United incorrectly answers that question in the affirmative based on two unfounded premises.

First, the bank claims that because Driver planned to nominate three candidates to replace its entrenched board members, which (if successful) would "replace 27% of the Board," *see* Opp. at 24–26, Driver necessarily triggered the pre-clearance requirement. Using First United's suggested framework, any shareholder who exercises its rights, or intends to exercise its rights, to nominate directors would need to seek pre-clearance from the Commissioner—regardless of ownership percentage. Such a pre-clearance requirement as advanced by First United would implicate *all* shareholders because, under Article II, Section 4 of First United's Bylaws, any shareholder "entitled to vote" may nominate board candidates. FAC ¶ 53. First United's interpretation, producing sweeping results, "is absurd, illogical, or incompatible with common sense," *see Robinson v. Balt. Police Dep't*, 424 Md. 41, 51 (Md. 2011).

Second, First United argues that filing a Schedule 13D disclosure with the SEC automatically triggers the pre-clearance requirement under FI § 3-314. But the two requirements are apples and oranges. Schedule 13D is federal law; FI § 3-314 is state law. Schedule 13D requires disclosure *post*-purchase; FI § 3-314 requires clearance *pre*-purchase. Schedule 13D, moreover, is the default filing required for all purchasers of at least 5% of a company's shares, 17 C.F.R. § 240.13d-1(a), *regardless* of whether a shareholder intends to "affect the power to direct or to cause the direction of the management or policy of any banking institution or bank holding company," FI § 3-314(a)(3)(i). Whether a shareholder needs to file disclosure under Schedule

13D is therefore "fundamentally different" from whether it needs to seek pre-clearance for purchasing a controlling interest, making it inapplicable for purposes of statutory interpretation. *See, e.g.*, *Nat'l Credit Union Admin. Bd. v. Nomura Home Equity Loan, Inc.*, 764 F.3d 1199, 1208 (10th Cir. 2014) (noting where "[t]he contrast between the two statutes is stark," courts do not rely on one to interpret the other).

The federal law that is applicable for guidance is the Bank Holding Company Act, 12 U.S.C. § 1841 ("BHCA"). That's because the legislative history of FI § 3-314 explicitly references it. *See Blackstone v. Sharma*, 461 Md. 87, 113 (Md. 2018) ("Even in instances when the language is unambiguous, it is useful to review legislative history of the statute to confirm that interpretation and to eliminate another version of legislative intent alleged to be latent in the language."). Section 3-314 was originally enacted in 1965 to address changes in control of a regulated financial institution. *See* Mot. to Dismiss, Ex. N (Chapter 750, Senate Bill 131, approved May 4, 1965); *id.*, Ex. K (Amendments to Senate Bill No. 970, adopted Mar. 12, 1979); *id.*, Ex. L, (Approved Bill, codified at Article 11 § 108(G), at 957). And the Revisor's Note to FI § 3-314 indicates that "the purpose for enacting Chapter 294, Laws of Maryland 1979 . . . 'was to conform the requirements as to stock acquisitions to the federal law.'" *Id.*, Ex. M (1980 Maryland Session Laws Chap. 33, § 3-314, at 201–02); *accord* 68 Md. Op. Atty. Gen. 75 n. 12, 1983 WL 179176 (July 14, 1983) (discussing the reliance FI § 3-314 places on certain BHCA definitions). Under the BHCA, as implemented by the Federal Reserve Board, "control" refers to (i) the ownership, control, or power to vote 25% or more of the outstanding voting shares of any company; (ii) control in any manner over the election of a majority of the directors of a company; or (iii) the power to exercise, directly or indirectly, a "controlling influence" over the management or policies of a company. 12 C.F.R. § 225.2(e)(1). Driver's 5% ownership stake does not fall into any of these categories.

Tellingly, the Commissioner found that just over 5% of stock ownership in FUNC by Driver "is not anticompetitive and does not threaten the safety and soundness of a banking institution," Mot. to Dismiss, Ex. P at 1–2. In other words, the Commissioner has determined that Driver's ownership threshold cannot "cause the direction of the management or policy," *see* FI § 3-314(a)(3)(i), in a way that would threaten the bank. So whatever impact 5% ownership might have standing alone, it is a limited or nonexistent one. The Commissioner's finding is entitled to deference. *See Carven v. State Ret. & Pension Sys. of Md.*, 416 Md. 389, 406 (Md. 2010) ("When an agency interprets . . . the statute the agency was created to administer, [courts] are especially mindful of that agency's expertise in its field.").[6] Driver did not violate FI § 3-314.

VI. FI § 3-314, AS APPLIED TO DRIVER, IS UNCONSTITUTIONALLY VAGUE.

The Financial Institutions Article provides no meaningful guidance to assess when a stock purchase will trigger FI § 3-314(a)(3)(i)—that is, how a shareholder would know if its purchase "will affect the power to direct or to cause the direction of the management or policy" of a bank. That leaves shareholders and the Court to engage in guesswork. The Supreme Court has held that "a statute which either forbids or requires the doing of an act in terms so vague that men of common intelligence must necessarily guess at its meaning and differ as to its application, violates the first essential of due process of law." *Connally v. General Constr. Co.*, 269 U.S. 385, 391 (1926); *see also FCC v. Fox Television Stations, Inc.*, 132 S. Ct. 2307, 2317 (2012) ("A fundamental principle in our legal system is that laws which regulate persons or entities must give fair notice of conduct that is forbidden or required."). "This requirement of clarity in regulation is essential to the

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[6] While the Commissioner's safety-and-soundness finding is entitled to deference, the unproved allegations of his staff—allegations that the Commissioner himself did not adopt—are not. First United's reliance on the May 14, 2020 advisory letter is misplaced. *Cf.*, *e.g.*, *Blincoe v. F.A.A.*, 37 F.3d 462, 464–65 (9th Cir. 1994) (letter was not a final order where by its terms the letter suggested that the administrative process was incomplete).

protections provided by the Due Process Clause," *id.*, since "[v]ague laws may trap the innocent by not providing fair warning," *Grayned v. City of Rockford*, 408 U.S. 104, 108 (1972).

First United does not dispute that the text of FI § 3-314 provides no guidance to ascertain the level of stock ownership that would "affect the power" or "cause the direction of the management or policy" of a bank. Instead, it argues in a conclusory fashion that "sophisticated repeat investor[s]" should know that "Commissioner approval was required." Opp. at 32. That was obviously not the case here. And even the Commissioner, Maryland's primary bank regulator, was uncertain whether a FI § 3-314 violation could be found based on his staff's recommendation. *See* Ex. I (Consent Decree) ¶ 4 (noting the need for "administrative proceedings and other legal proceedings . . . to determine whether a violation of FI § 3-314 occurred"). So contrary to First United's position, a Schedule 13D filing does not automatically constitute a violation—otherwise, the Commissioner would have no need for further proceedings to find a violation, and every 13D filer in Maryland would be in violation. It is also absurd to require a party to look to federal SEC standards just to deduce some workable meaning to FI § 3-314.

The only definition of "control" under the Maryland Financial Institutions Article is in FI § 9-216, where the trigger is 10%, *see* FI §§ 9-216(a)(4). That is double the threshold advanced by First United. Because the permissible range of inference for a FI § 3-314 violation is between 10 and 25%, *see* FI §§ 9-216(a)(4) & 3-314(a)(3)(ii), Driver did not need to seek clearance to purchase its 5% interest. The "any doubt" provision does not make this statute any more clear. As written, FI § 3-314(a)(3)(i) fails to "establish[] minimal guidelines to govern" officials or "give[] reasonable notice of the proscribed conduct." *Schleifer by Schleifer v. City of Charlottesville*, 159 F.3d 843, 853 (4th Cir. 1998). *See also* Anthony G. Amsterdam, *The Void-For-Vagueness Doctrine in the Supreme Court*, 109 U. PA. L. REV. 67, 80 (1960) ("The wider and

more undefined is the discretion . . . the more probable becomes the incidence of erratic regulation. . . ."). And even the Commissioner himself was concerned that purporting to find a violation in these circumstances might run afoul of Driver's constitutional rights. *See* Compl. ¶ 93, *Driver Opportunity Partners I, LP v. First United Corp., et al.*, Case No. 20-cv-2575-RDB, Dkt. 1. As applied to Driver, FI § 3-314(a)(3)(i) violates the Due Process Clause, and is void for vagueness.

CONCLUSION

Based on the foregoing and Driver's motion to dismiss, this Court should dismiss First United's Amended Complaint under Rule 12(b)(6) for failure to state a claim.

Respectfully submitted,

Dated: November 20, 2020

MORGAN, LEWIS & BOCKIUS LLP

s/ Jason R. Scherr
Jason R. Scherr
1111 Pennsylvania Avenue, NW
Washington, D.C. 20004
T: (202) 739-3000
F: (202) 739-3001
jr.scherr@morganlewis.com

Counsel for Defendants